Exhibit 99.1

Alteon	6 Campus Drive • Parsippany, NJ • 07054 (201) 934-5000 • Fax: (201) 934-8880

FOR IMMEDIATE RELEASE	Contact: Investor
Relations
201-818-5537

ALTEON NOTIFIED BY AMEX OF ACCEPTANCE OF PLAN OF COMPLIANCE
REGARDING CONTINUED LISTING STANDARDS

Parsippany, N.J., January 30, 2007 -- Alteon Inc. (AMEX: ALT) announced today that on January 24, 2007, it received a notice from the staff (the "Staff") of the American Stock Exchange, Inc. ("AMEX") indicating that AMEX has accepted the Company’s plan to regain compliance with AMEX continued listing standards, and that the Company’s listing will be continued pursuant to an extension until April 9, 2008.

This recent determination by AMEX is based upon the Company’s plan of compliance as originally submitted to AMEX on November 6, 2006, and amended on January 3, 2007 and January 5, 2007, which outlined the Company’s operational plan and strategic objectives.

The Company will be subject to periodic review by the Staff during the extension period, and failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

About Alteon

Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

Alagebrium, a product of Alteon's drug discovery and development program, is being developed for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, which represents a sizeable human safety database.

The Company's portfolio also includes orally bioavailable, organoselenium mimics of glutathione peroxidase that metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Alteon's lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to a diagnostic assay that identifies a large subset of diabetic patients at highest risk for cardiovascular complications, because of a defect in oxidized lipid metabolism that results in increased cardiovascular inflammation. For more detailed information about Alteon's research and development, please visit Alteon's website at www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risk that the potential preferred stock financing described in this press release will not be completed in a timely manner or at all, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2005 and in its subsequent Quarterly Reports on Form 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.